Exhibit 4.3

DESCRIPTION OF SECURITIES
Registered Under Section 12 of the
Securities Exchange Act of 1934
Kaiser Aluminum Corporation, a Delaware corporation, has one class of equity securities registered under Section 12 of the Securities Exchange Act of 1934: common stock, par value $0.01 per share (“common stock”).
References in the following discussion to the “Company,” “we,” “our” and “us” and similar references mean Kaiser Aluminum Corporation.
The following description of our common stock is a summary and is qualified in its entirety by provisions of the Delaware General Corporation Law (the “DGCL”) and by reference to the terms and provisions of the Company’s certificate of incorporation and bylaws, which are incorporated herein by reference and attached as exhibits to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.
Our authorized capital stock consists of 90,000,000 shares of common stock and 5,000,000 shares of preferred stock, par value $0.01 per share (“preferred stock”), of which 900,000 shares are designated as Series A Junior Participating Preferred Stock. To the extent prohibited by Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), the Company will not issue nonvoting equity securities; provided, however, under the Company’s certificate of incorporation such restriction will (a) have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Company, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.
COMMON STOCK
Voting Rights
Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights. Except as otherwise provided by law or in a preferred stock designation, the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of stockholders. When a quorum is present at any meeting of stockholders, the affirmative vote of the holders of a majority of the stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter and which has actually been voted will be the act of the stockholders, except as otherwise provided in our bylaws, our certificate of incorporation, a preferred stock designation or by law.
Our directors, other than those who may be elected by the holders of any series of preferred stock, are classified into three classes, designated Class I, Class II and Class III. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. In an uncontested election of directors at any meeting of stockholders, each director will be elected by an affirmative vote of the majority of the votes cast with respect to the director at such meeting. In a contested election of directors at any meeting of stockholders, each director will be elected by a plurality vote of the votes cast at such meeting.
Dividend Rights
Subject to any preferential dividend rights applicable to the shares of any preferred stock, the holders of our common stock are entitled to receive ratably any dividends that may be declared by our board of directors out of funds legally available for payment of dividends.
Liquidation Rights
Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding.

Preemptive or Other Rights
Holders of our common stock do not have preemptive rights to purchase shares of our stock. Holders of our common stock do not have subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.
Preferred Stock
Our board of directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Our certificate of incorporation permits us to issue up to 5,000,000 shares of preferred stock from time to time, of which 900,000 shares are currently designated as Series A Junior Participating Preferred Stock. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors is authorized to issue preferred shares and to fix before issuance the number of preferred shares to be issued and the designation, relative powers, preferences, rights and qualifications, limitations or restrictions of the preferred shares, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control without further action by the stockholders.
As a result of these or other factors, the issuance of preferred stock could have an adverse effect on the market price of our common stock.
ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE OF INCORPORATION, OUR BYLAWS, CONTRACTUAL ARRANGEMENTS AND DELAWARE LAW
Classified Board of Directors
Our certificate of incorporation divides our board of directors into three classes of directors serving staggered three year terms. The existence of a classified board will make it more difficult for a third party to gain control of our board of directors by preventing the third party from replacing a majority of the directors at any given meeting of stockholders.
Removal of Directors and Filling Vacancies in Directorships
Our certificate of incorporation provides that directors may be removed by the stockholders, with or without cause, only at a meeting of stockholders and by the affirmative vote of the holders of at least 67% of our stock generally entitled to vote in the election of directors. Our certificate of incorporation and bylaws provide that any vacancy on our board of directors or newly created directorship may be filled solely by the affirmative vote of a majority of the remaining directors then in office or by a sole remaining director, and that any director so elected will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or the new directorship was created and until such director’s successor has been elected and qualified. The limitations on the removal of directors and the filling of vacancies may deter a third party from seeking to remove incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by such removal with its own nominees.
Stockholder Action and Meetings of Stockholders
Our certificate of incorporation and bylaws provide that special meetings of the stockholders may only be called by the chairman of our board of directors, our chief executive officer or our president, or by the secretary of the Company within ten calendar days after the receipt of the written request of a majority of the total number of directors (assuming no vacancies), and further provide that, at any special meeting of stockholders, the only business that may be considered or conducted is business that is specified in the notice of such meeting or is otherwise properly brought before the meeting by the presiding officer or by or at the direction of a majority of the directors (assuming no vacancies), effectively precluding the right of the stockholders to raise any business at any special meeting. Our certificate of incorporation also provides that the stockholders may not act by written consent in lieu of a meeting.

Advance Notice Requirements for Stockholder Proposals
Our bylaws provide that a stockholder seeking to bring business before an annual meeting of stockholders provide timely notice in writing to the corporate secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60, nor more than 90, calendar days prior to the first anniversary date of the date on which we first mailed proxy materials for the prior year’s annual meeting of stockholders, except that, if there was no annual meeting in the prior year or if the annual meeting is called for a date that is not within 30 calendar days before or after that anniversary, notice must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the 10th calendar day following the date on which public disclosure of the date of the annual meeting is first made. Our bylaws also specify requirements as to the form and substance of notice. These provisions may make it more difficult for stockholders to bring matters before an annual meeting of stockholders.
Director Nomination Procedures
Our bylaws provide that the nominations for election of directors by the stockholders will be made either by or at the direction of our board of directors or a committee thereof, or by any stockholder that is a stockholder of record at the time it gives the notice of nomination and that is entitled to vote for the election of directors at the annual meeting at which such nomination is made. The bylaws require that stockholders intending to nominate candidates for election as directors provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60, nor more than 90, calendar days prior to the first anniversary of the date on which we first mailed our proxy materials for the prior year’s annual meeting of stockholders, except that, if there was no annual meeting during the prior year or if the annual meeting is called for a date that is not within 30 calendar days before or after that anniversary, notice by stockholders to be timely must be delivered not later than the close of business on the later of the 90th calendar day prior to the annual meeting and the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. Our bylaws also specify requirements as to the form and substance of notice. These provisions of our bylaws make it more difficult for stockholders to make nominations of directors.
Director Designation Agreement with the USW
We have granted United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC (the “USW”) certain rights to designate for nomination individuals to serve on our board of directors until December 31, 2025. The USW has the right to designate for nomination the minimum number of candidates necessary to ensure that, assuming such candidates are elected by our stockholders, at least 40% of the members of our board of directors immediately following such election are directors who have been nominated by the USW, provided that the Company has the ability to increase the size of the Board from 10 to up to 12 members without increasing the number of candidates that the USW has the right to designate for nomination. The USW will also have the right to nominate an individual to fill a vacancy on the board of directors resulting from the death, resignation, disqualification or removal of a director nominated by the USW.
So long as our board of directors maintains an audit committee, executive committee or nominating and corporate governance committee, each such committee will, unless otherwise required by the fiduciary duties of the board of directors, include at least one director nominated by the USW (provided at least one such director is qualified to serve on such committee as determined in good faith by the board of directors).
Supermajority Vote Requirements
Delaware law provides generally that the affirmative vote, as a class, of the holders of a majority of each class of shares entitled to vote on any matter will be required to amend a corporation’s certificate of incorporation and that the affirmative vote of the holders of a majority of the shares present in person or represented by proxy identified to vote on any matter will be required to amend a corporation’s bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, require a vote by the holders of a greater number of shares. Our certificate of incorporation and bylaws require the affirmative vote of the holders of at least 67% of the shares of our stock generally entitled to vote in the election of directors in order to amend, repeal or adopt any provision inconsistent with certain provisions of our certificate of incorporation or bylaws, as the case may be, relating to (1) the time and place of meetings of the stockholders, (2) the calling of special meetings of stockholders, (3) the conduct or consideration of business at meetings of stockholders, (4) the filling of any vacancies on the board of directors or newly created directorships, (5) the removal of directors, (6) the nomination and election of directors, (7) the ability of the stockholders to act by written consent in lieu of a meeting, or (8) the number and terms of directors.

Section 203 of the DGCL
Section 203 of the DGCL provides that, subject to exceptions specified therein, an “interested stockholder” of a Delaware corporation shall not engage in any “business combination” with the corporation for a three-year period following the time that such stockholder became an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

•
at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Except as otherwise specified in Section 203 of the DGCL, a “business combination” is defined to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
Except as otherwise specified in Section 203 of the DGCL, an “interested stockholder” is defined to include:

•
any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.
Under some circumstances, Section 203 of the DGCL makes it more difficult for a person who is an interested stockholder to effect various business combinations with us for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203 of the DGCL.